Exhibit 10.1

OWNERSHIP LIMIT WAIVER AGREEMENT

THIS OWNERSHIP LIMIT WAIVER AGREEMENT (this “Agreement”), dated as of March 31, 2017, is between Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), and Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC (the “Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Articles of Amendment and Restatement for the Company, as filed with the Maryland State Department of Assessments and Taxation, as amended, supplemented, and amended and restated through the date hereof and as presently in effect (the “Charter”) or the Purchase Agreement (as defined below).

RECITALS

WHEREAS, pursuant to a Securities Purchase, Voting and Standstill Agreement by and among the Company (f/k/a American Realty Capital Hospitality Trust, Inc.), American Realty Capital Hospitality Operating Partnership, L.P. (the “Operating Partnership”) and the Investor, dated as of January 12, 2017 (the “Purchase Agreement”), the Investor desires to purchase from the Company one Redeemable Preferred Share (the “Preferred Share”) and the Investor desires to purchase from the Operating Partnership Convertible Preferred Units, all in accordance with the terms of the Purchase Agreement.

WHEREAS, the Convertible Preferred Units shall be convertible into OP Units, which OP Units shall be redeemable for cash or Common Shares at the option of the Company in accordance with the terms of, and subject to the restrictions contained in, the Purchase Agreement and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of the date hereof (the “Partnership Agreement”).

WHEREAS, Section 5.9 of the Charter contains restrictions regarding the Aggregate Share Ownership Limit, which prohibits any Person from Beneficially Owning or Constructively Owning more than 9.8% in value of the aggregate of the outstanding shares of Capital Stock of the Company and not more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of Capital Stock of the Company, except as otherwise waived by the Company. These restrictions are designed to ensure the Company’s continued qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, prior to closing on the Investor’s purchase of the Preferred Share or any Convertible Preferred Units, in order to assist the Company in preventing the usage of any net operating losses it may have from being limited under Section 382 of the Code, which is important to the Company’s ability to continue to qualify as a REIT, the Company intends to lower its Aggregate Share Ownership Limit in accordance with Section 5.9(ii)(h) of the Charter to 4.9%.

WHEREAS, the Investor may acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock in excess of the Aggregate Share Ownership Limit and has requested a waiver of the Aggregate Share Ownership Limit.

WHEREAS, the Investor may transfer its ownership of any Shares, Convertible Preferred Units or OP Units to its Affiliates in accordance with the terms of the Purchase Agreement and the Partnership Agreement. The Investor and its Affiliates are herein referred to collectively as the, and in accordance with Section 5.9(ii)(a)(I)(A)(1) constitute an, “Excepted Holder”.

WHEREAS, Pursuant to Section 5.9(ii)(g)(I) of the Charter, the Company has adopted resolutions approving the Excepted Holder’s exemption from the Aggregate Share Ownership Limit on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties, intending to be legally bound, in reliance on the representations set forth in the Certificate (as defined below), hereby agree as follow:

AGREEMENT

1. WAIVER OF OWNERSHIP LIMITS

1.1           The Company hereby waives the application of the Aggregate Share Ownership Limit contained in Section 5.9(ii)(a)(I)(A) of the Charter to the Excepted Holder (such waiver, the “Ownership Limit Waiver”) and permits the Excepted Holder to Beneficially Own and Constructively Own (a) any Common Shares (the “Excepted Common Stock”) subject to a new ownership limit of 49.9% (the “Excepted Holder Common Limit”), and (b) the sole Preferred Share (the “Excepted Preferred Stock”, and collectively with the Excepted Common Stock, the “Excepted Stock”) subject to a separate new limit of 100% solely with respect to the class or series of Capital Stock consisting of the Redeemable Preferred Share (the “Excepted Holder Preferred Limit”, and collectively with the Excepted Holder Common Limit, the “Excepted Holder Limit”); provided that nothing herein shall modify the limitations contained in Section 16.7 of the Partnership Agreement.

1.2 The Ownership Limit Waiver and Excepted Holder Limit granted by this Section 1 are granted solely to the Excepted Holder and relate solely to the Excepted Stock Beneficially Owned and/or Constructively Owned by the Excepted Holder.  Any Transfer of the Excepted Stock held by the Excepted Holder, other than to another Affiliate included within the term “Excepted Holder”, shall cause such Excepted Stock to no longer be subject to this Ownership Limit Waiver and any such Excepted Stock shall be subject to the Aggregate Share Ownership Limit as of the date of such Transfer.

1.3           The Ownership Limit Waiver and Excepted Holder Limit granted by this Section 1 only grant the Excepted Holder the right to Beneficially Own and/or Constructively Own Excepted Stock up to the Excepted Holder Limit.  The Excepted Holder shall not directly or indirectly acquire shares of Capital Stock in excess of the Excepted Holder Limit. For the avoidance of doubt, the ownership of Class C Units and OP Units (each as defined in the Partnership Agreement) by the Excepted Holder shall not constitute Beneficial Ownership and/or Constructive Ownership of Common Shares by the Excepted Holder.

1.4           Except as specifically provided in Section 1.1, this Agreement does not waive any restrictions or limitations set forth in Section 5.9 of the Charter as they apply to the shares of Capital Stock Beneficially Owned and Constructively Owned by the Excepted Holder.

2. LIMITATIONS AND OTHER MATTERS

2.1           In no event shall the Ownership Limit Waiver permit any Individual’s Beneficial Ownership of the shares of Capital Stock of the Company to exceed, at any time, the Aggregate Share Ownership Limit set forth in Section 5.9(i) of the Charter and determined without regard to any provision of this Agreement; provided that nothing herein shall modify the limitations contained in Section 16.7 of the Partnership Agreement.  For the purpose of this Agreement, “Individual” has the meaning provided in Section 542(a)(2) of the Code, as modified by Section 856(h)(3) of the Code.

2.2            For the Ownership Limit Waiver to be effective, the Investor must execute a counterpart signature page to this Agreement and complete and make the representations and covenants set forth in the Certificate of Representations and Covenants, the form of which is attached hereto as Exhibit A (the “Certificate”), and must deliver such Certificate. Except as otherwise determined by the Company, the Ownership Limit Waiver shall cease to be effective upon any breach of the representations or covenants set forth herein or in the Certificate if such breach of the representations or covenants would cause the Company to be treated as “closely held” within the meaning of Section 856(a)(6) of the Code to the Company. In addition, if the Ownership Limit Waiver ceases to be effective as a result of the operation of the preceding sentence, the shares of Capital Stock of the Company that would otherwise be in excess of the Aggregate Share Ownership Limit shall be deemed to have been transferred to a Trust in accordance with 5.9(ii)(a)(II) of the Charter to the extent necessary to preserve the Company’s qualification as a real estate investment trust pursuant to Section 856 of the Code.

2.3           The Investor shall deliver to the Company, at such times as may reasonably be requested by the Company (it being acknowledged that the Company may reasonably make such request no more than once per calendar year), a certificate signed by an authorized officer of the Investor to the effect that the Investor has complied and expects to continue to comply with its representations and covenants set forth by this Agreement and the accompanying Certificate. The Investor shall consider in good faith the Company’s request to cooperate with the Company to investigate any direct or indirect relationship between or among an Excepted Holder and any other Person owning, directly or indirectly, shares of Capital Stock of the Company; provided that the Company has determined that such relationship is reasonably likely to be relevant to the Company’s ability to maintain its status as a REIT due to the Excepted Holder’s ownership of the Excepted Stock as a result of the Ownership Limit Waiver.

2.4           The Ownership Limit Waiver shall automatically be deemed to have been revoked (prospectively or, as necessary in order to protect the Company’s qualification as a real estate investment trust under the Code, retroactively) without any further action if any representation or warranty contained in the Certificate is or becomes incorrect or false, or any undertaking or agreement contained in this Agreement is breached, whether at the time of execution and delivery of this Agreement or at any time thereafter, if such representation or warranty being or becoming incorrect or false, or such undertaking or agreement being breached, would cause the Company to be treated as “closely held” within the meaning of Section 856(a)(6) of the Code. The Company shall notify the Investor promptly upon determining that the Ownership Limit Waiver has been revoked pursuant to this Section 2.4; provided that the Company shall notify the Investor promptly if the Company becomes aware of any facts that it reasonably believes would cause the Ownership Limit Waiver to be revoked.

3. TERM

3.1           The term of this Agreement shall commence as of the date of this Agreement, and shall terminate on the earliest of (i) after the date on which the Excepted Holder first acquires Excepted Stock in excess of the Aggregate Share Ownership Limit, the first day thereafter on which the Excepted Holder no longer Beneficially Owns or Constructively Owns Excepted Stock in excess of the Aggregate Share Ownership Limit or (ii) the earliest date on which any of the conditions set forth in Sections 1 or 2 of this Agreement are no longer true or accurate, or otherwise have been violated.

4. MISCELLANEOUS

4.1           All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

4.2           This Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

4.3           All references to any Code provision shall be deemed to include any successor provisions of the Code and any regulatory, judicial or administrative amendment or interpretation of such statutory provisions.

4.4           The Recitals to this Agreement are incorporated into and are deemed a part of this Agreement.

[Signature Page Follows]

Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph hereof.

THE COMPANY		INVESTOR

Hospitality Investors Trust, Inc.		Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC

By:	/s/ Jonathan P. Mehlman	By:	/s/ Murray Goldfarb
	Name: Jonathan P. Mehlman		Name: Murray Goldfarb
	Title: President and Chief Executive Officer		Title: Managing Partner

[Signature Page to Ownership Limit Waiver Agreement]

EXHIBIT A TO THE WAIVER AGREEMENT

CERTIFICATE OF REPRESENTATIONS AND COVENANTS
FOR
OWNERSHIP LIMIT WAIVER

Pursuant to the Securities Purchase, Voting and Standstill Agreement by and among American Realty Capital Hospitality Trust, Inc., a Maryland corporation (the “Company”), American Realty Capital Hospitality Operating Partnership, L.P., and Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC (the “Investor”), dated as of January 12, 2017, the Investor desires to purchase the Preferred Share and the Convertible Preferred Units that are ultimately convertible and/or redeemable into Common Shares. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Waiver Agreement (defined below).

The undersigned officer or manager of the Investor hereby certifies on behalf of the Excepted Holder, and affirms as of the date hereof (the “Determination Date”), the accuracy of the representations set forth in this Certificate of Representations and Covenants for Ownership Limit Waiver (this “Certificate”) on which the Company will rely with regard to granting the Ownership Limit Waiver for the Excepted Holder and Excepted Holder Limit pursuant to that certain Ownership Limit Waiver Agreement between the Company and the Investor, dated as of the date hereof (the “Waiver Agreement”). To the extent that the representations set forth below refer to future conduct, such representations constitute covenants of the Investor.

1.	As of the Determination Date and immediately prior to the execution of the Purchase Agreement, the Excepted Holder does not actually own, Beneficially Own or Constructively Own any shares of Capital Stock of the Company.

2.	Commencing with the Determination Date and at all times thereafter during which the Excepted Holder actually owns, Beneficially Owns or Constructively Owns shares of Capital Stock in excess of the Aggregate Share Ownership Limit:

(a)	based on the information available to the Investor as of the Determination Date or at the request of the Company in accordance with Section 2.3 of the Waiver Agreement, at any time subsequent during which the Waiver Agreement remains in effect, and assuming the exercise of reasonable efforts by the Excepted Holder to obtain such information, no Individual owns or will own, either directly or after giving effect to the constructive ownership rules in Section 544(a) of the Code, as modified by Section 856(h) of the Code, any equity interest in the Excepted Holder, or any option to acquire such equity interest or any other interest convertible to an equity interest in the Excepted Holder, the combined value of which exceeds 9.8% by value of the total equity interests in the Excepted Holder.

(b)	the Excepted Holder will not purchase or acquire additional shares of Capital Stock of the Company (other than Excepted Stock up to the Excepted Holder Limit) except to the extent that the Excepted Holder has obtained any necessary modification to the Charter or additional or modified exemption pursuant to the requirements of the Charter.

(c)	other than a tenant that is a taxable REIT subsidiary of the Company (within the meaning of Section 856(l) of the Code), the Excepted Holder has not or will not actually own or Constructively Own an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to actually own or Constructively Own, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant; provided that as of the Determination Date the tenants who are the subject of this representation are listed on Exhibit B to the Waiver Agreement; provided further, that the Company shall notify the Excepted Holder promptly upon any change to the tenants listed on Exhibit B.

(d)	At any time that any single Excepted Holder actually owns or Constructively Owns more than 35% of the Shares of the Company, such Excepted Holder does not and will not actually own or Constructively Own more than 35% of the total combined voting power (or 35% of the total shares of all classes of stock) of any Person that is a corporation, or more than a 35% interest in the assets or net profit of any Person that is not a corporation, if such Person is engaged by a taxable REIT subsidiary of the Company (within the meaning of Section 856(l) of the Code) pursuant to a management agreement or other similar service contract as an “eligible independent contractor” (within the meaning of Section 856(d)(9) of the Code and the Treasury regulations promulgated thereunder); provided that as of the Determination Date the “eligible independent contractors” who are the subject of this representation are listed on Exhibit C to the Waiver Agreement; provided further, that the Company shall notify the Excepted Holder promptly upon any change to the “eligible independent contractors” listed on Exhibit C; provided, further, that this Section 2(d) shall not apply in the event that such Excepted Holder’s actual ownership or Constructive Ownership of voting power, shares of stock, or interests in the assets or net profits, as the case may be, of such Person predates such management agreement or similar services contract. For purposes of this representation, the constructive ownership rules of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, shall apply in determining the ownership of a Person.

3.	The Investor agrees to notify the Company promptly after it obtains actual knowledge that any representation contained herein is incorrect.

4.	The Investor understands and acknowledges that:

(a)	The Ownership Limit Waiver and Excepted Holder Limit are for the sole benefit of the Excepted Holder and may not be assigned or transferred, except as provided under the Waiver Agreement, including by operation of law or in connection with a merger, consolidation, transfer of equity interests or other transaction involving any party benefiting from the Ownership Limit Waiver, by the Excepted Holder without prior written consent of the Company.

(b)	The Ownership Limit Waiver and Excepted Holder Limit apply only in respect of the Excepted Stock owned directly or indirectly by the Excepted Holder and not to any other Shares of the Company that may be owned by the Excepted Holder.

(c)	The Excepted Stock remains subject to the restrictions and limitations set forth in Sections 5.9(ii)(a)(I)(B) and 5.9(ii)(a)(I)(C) of the Charter.

(d)	Any violation of the representations and undertakings set forth above, to the extent provided in the Waiver Agreement, (or any other action which is contrary to the restrictions on transfer and ownership of shares of Capital Stock set forth in Section 5.9(ii)(a)(I) of the Charter) will result in such Excepted Stock being automatically transferred to a Trust in accordance with Section 5.9(ii)(a)(II) of the Charter.

(e)	Except as otherwise determined by the Company, to the extent provided in the Waiver Agreement, the Ownership Limit Waiver shall cease to be effective upon the breach of the representations or covenants set forth herein.

(f)	All questions concerning the construction, validity and interpretation of this Certificate shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

5.	The Company may rely on this Certificate for purposes of granting the Investor the Exemption.

IN WITNESS WHEREOF, the undersigned has signed on behalf of the Investor this Certificate as of this 31st day of March, 2017 and the undersigned declares that the undersigned has the authority to sign this Certificate on behalf of the Investor.

Brookfield Strategic Real Estate Partners II Hospitality REIT II, LLC

By:

Name:

Title:

EHIBIT B

LIST OF TENANTS OF THE COMPANY
OTHER THAN TAXABLE REIT SUBSIDIARIES

None

EXHIBIT C

LIST OF “ELIGIBLE INDEPENDENT CONTRACTORS” OF THE COMPANY

•	Crestline Hotels & Resorts, LLC

•	Hampton Inns Management, LLC

•	Homewood Suites Management, LLC

•	InnVentures IVI, LP

•	Interstate Management Company, LLC

•	McKibbon Hotel Management Inc.